Exhibit 99.5
The information included in this exhibit is presented for informational purposes only in connection with the change in reportable segments as described in the accompanying Form 8-K. The information included in this exhibit does not reflect events occurring after March 3, 2014, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), and does not modify or update the disclosures included in the 2013 Form 10-K in any way, other than as required to reflect the change in reportable segments as described in the accompanying Form 8-K and as set forth in the exhibits attached thereto. You should therefore read this information in conjunction with the 2013 Form 10-K and in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which we filed on May 14, 2014.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Cautionary Factors Regarding Forward-Looking Statements
The accompanying Current Report on Form 8-K, the exhibits attached thereto and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Forms”) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in the Forms may constitute forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.
Forward-looking statements include information in the Forms regarding, among other things:

•	management’s forecasts, plans and strategies;

•	management’s general expectations concerning the global laboratory supply industry;

•	efficiencies and cost savings;

•	the economy;

•	sales, income and margins;

•	growth;

•	economies of scale;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	taxes; and

•	capital markets and liquidity.

You should understand that the following important factors, in addition to those discussed in Item 1A — “Risk Factors” in Exhibit 99.2 of the accompanying Form 8-K and elsewhere in this Current Report on Form 8-K and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	actions by, and our ability to maintain existing business relationships and practices with, suppliers, customers, carriers and other third parties;

•	loss of any of our key executive officers;

•
unexpected costs or disruptions to our business or internal controls associated with the implementation of important technology initiatives, including those relating to our enterprise resource planning and e-commerce capabilities;

•	our ability to consummate and integrate potential acquisitions;

•	the effect of political, economic, credit and financial market conditions, inflation and interest rates worldwide;

•	the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters;

•	our ability to pass through or absorb cost increases from our suppliers;

•	increased competition from other companies in our industry and our ability to retain or increase our market shares in the principal geographical areas in which we operate;

•	foreign currency exchange rate fluctuations; and

•	our ability to generate sufficient funds to meet our debt obligations, capital expenditure program requirements, ongoing operating costs, acquisition financing and working capital needs.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
The following discussion should be read in conjunction with our consolidated financial statements and related notes included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K.

Overview
VWR offers a well-established distribution and services network that reaches thousands of specialized labs and facilities spanning the globe. We distribute laboratory supplies, including chemicals, glassware, equipment, instruments, protective clothing, production supplies and other assorted laboratory products, which we acquire from a variety of sources including our branded and private label suppliers and our internal manufacturing operations. In addition, VWR further supports its customers by providing on-site services, storeroom management, product procurement, supply chain systems integration, cleanroom services, scientific services and technical services, including laboratory and furniture design, supply and installation. Our extensive offerings are marketed to global, regional and local customers in support of research, production, healthcare and other scientific endeavors. We reach our customers through a global distribution network, providing distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to a large number of customers.
We report financial results on the basis of two reportable segments organized by geographical region: (1) North, Central and South America (collectively, the “Americas”); and (2) Europe, Middle East, Africa and Asia Pacific (collectively, “EMEA-APAC”).
Effective January 1, 2014, we changed our reportable segments to align with our new basis of managing the business. We have recast all reportable segment financial data herein to conform to the current segment presentation. For more information, see Note 18 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K.
The following table summarizes our consolidated results of operations for each of the reporting periods (in millions):

	Year Ended December 31,
			Change				Change
	2013	2012	Amount	%	2012	2011	Amount	%
Net sales	$4,187.8	$4,129.4	$58.4	1.4%	$4,129.4	$4,161.1	$(31.7)	(0.8)%
Operating income	254.0	252.0	2.0	0.8%	252.0	265.9	(13.9)	(5.2)%
Net income	14.1	3.8	10.3	271.1%	3.8	57.7	(53.9)	(93.4)%
Our consolidated results of operations as summarized in the table above were impacted, in particular, by the following factors:

•
acquisitions of certain businesses in our Americas and EMEA-APAC segments, causing our reported growth to be greater than comparable growth or causing our reported declines to be lesser than comparable declines;

•
changes in foreign currency exchange rates, which generally strengthened in 2013 as compared to 2012, causing our reported growth to be greater than comparable growth or causing our reported declines to be lesser than comparable declines, and because such exchange rates generally weakened in 2012 as compared to 2011, causing our reported growth to be lesser than comparable growth or causing our reported declines to be greater than comparable declines;

•	foreign currency translation, including our recognition of net unrealized translation gains and losses on certain portions of our debt;

•
a reduction in overall sales volume during 2013 and 2012, each as compared to the prior year, in particular within our Americas segment, due, in part, to the loss of a global customer in the pharmaceutical industry in early 2012;

•
our recognition of higher charges during 2011 and 2012, each as compared to prior year, associated with implementing restructuring and other cost reduction initiatives and for severance associated with certain executive departures; and

•
our recognition of losses on extinguishment of long-term debt in the first quarter of 2013 and the third quarter of 2012 resulting from a refinancing of term loans under our Senior Secured Credit Facility and Senior Notes, respectively.

Strategy
Our primary goal is to enhance our position as a leader in the global laboratory supply industry. Toward this end, we have instituted a number of strategies to drive sustainable, profitable growth through organic sales growth and selective acquisitions. The principal elements of our strategy are outlined below:
Enhance Customer Focus. We have aligned our worldwide sales teams with our customer segments to give us the ability to more closely and effectively understand the unique industry drivers affecting our customers. This alignment provides us the ability to continuously tailor our product and service offerings to meet our customers’ distinct needs.
Increase Productivity and Profitability. Achieving operational excellence in our customer service and support and distribution operations remains a cornerstone of our strategy. We will continue to leverage our shared service operations to provide cost-effective business support and enhanced service capabilities. Ongoing standardization of processes and systems within our customer service network will bring enhanced service to our customer and supplier base.
Expand Global Presence. An important part of our strategy is to accelerate the Company’s growth by expanding existing operations and capabilities, and completing selective acquisitions in various locations throughout the world. Selective acquisitions present opportunities to leverage our existing infrastructure, pursue new lines of business in new industries and establish in-country operations in new geographic areas.
Continue Sourcing Strategy. By utilizing our global scale, strong relationships with our multinational customers and suppliers and maintaining our primary focus on distribution, we intend to continue developing mutually beneficial relationships with leading manufacturers that allow us to access a wide range of products at advantageous price levels. An important part of our strategy involves providing our customers with a choice of products at varying price points. Continuing to expand our global sourcing activities and supplier integration are key elements of this strategy.
Increase Sales of Private Label Products. Due to increasing demand by our customers for the broadest possible product choice, we will direct our sales and marketing efforts to strike a balance between exclusive, branded and private label product offerings. We believe this strategy is timely as customers seek to realize productivity gains and reduce operating costs.
Factors Affecting Our Operating Results
General
As a result of the acquisition of the Company by affiliates of Madison Dearborn Partners, LLC in June 2007, we have a significant amount of goodwill and other intangible assets, we are highly leveraged and we have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. These and other related factors have had, and will continue to have, a significant impact on our financial condition and results of operations.
Foreign Currency
We maintain operations primarily in North America and in Europe. Approximately one half of our net sales originate in currencies other than the U.S. dollar, principally the euro, the British pound sterling, the Canadian dollar and the Swiss franc. As a result, changes in our reported results include the impact of changes in foreign currency exchange rates. Our presentation of results from comparable operations in the following discussion and analysis excludes the impact of fluctuations in foreign exchange rates. We calculate the approximate impact of changes in foreign exchange rates by comparing our current period results derived using current period average exchange rates to our current period results recalculated using average foreign exchange rates in effect during the comparable prior period(s). We believe that removing the impact of fluctuations in foreign exchange rates provides a useful means to measure our operating performance.
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net, as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and relate to the weakening or strengthening of the euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the euro.

Acquisitions
Our results of operations include the effects of certain business acquisitions (collectively, the “Acquisitions”) noted below as well as other miscellaneous acquisitions:

•	On December 31, 2013, we acquired TEK Products, Inc. (“TEK”), a domestic supplier of laboratory and cleanroom consumables and services and provider of cleanroom and industrial laundry services.

•	On July 1, 2013, we acquired United Biochemicals Inc. (“UBI”), a domestic manufacturer and supplier of high purity buffers and biochemicals for research, development and manufacturing processes.

•	On April 2, 2013, we acquired Basan UK Limited (“Basan UK”), a distributor of cleanroom products and services in the United Kingdom.

•	On April 2, 2013, we acquired Prolab Laboratuar Teknolojileri Limited (“Prolab”), a distributor of scientific laboratory supplies in Turkey and Germany.

•	On March 1, 2013, we acquired certain assets from Metro Servicios to support our new laboratory distribution business in Costa Rica (“CR Lab”). CR Lab is based in the Republic of Costa Rica.

•
On December 4, 2012, we acquired Labonord SAS and Switch BVBA (“Labonord” and “Switch,” respectively). Labonord is a distributor of consumables and chemicals based in France. Belgium-based Switch manufactures cytology and histology reagents and dyes that are distributed through Labonord and an independent distribution partner to customers in France, Belgium and the Netherlands.

•	On November 1, 2012, we acquired Lab3 Limited (“Lab3”), a distributor of scientific laboratory supplies and services headquartered in the United Kingdom.

•	On September 6, 2012, we acquired Sovereign Group (“Sovereign”), a distributor of laboratory products with distribution centers and sales organizations in Brazil, Argentina and the United States.

•	On September 3, 2012, we acquired the mining laboratory supply business of KLEN International (“KLEN”) with operations in Australia.

•
On June 1, 2012, we acquired basan Germany GmbH, including its subsidiaries with operations in Germany, the Netherlands, France, Italy, Singapore and Malaysia (collectively, “basan”). Basan is a distributor of products and related services for cleanrooms in Europe and southeast Asia.

•	On April 2, 2012, we acquired VITRUM Praha, spol. s.r.o. and VITRUM Roznov s.r.o. (collectively, “VITRUM”), distributors of scientific laboratory supplies in the Czech Republic.

•	On September 1, 2011, we acquired INTERNATIONAL P.B.I. S.p.A. (“PBI”), a distributor of laboratory equipment and products in Italy.

•
On September 1, 2011, we acquired LabPartner (Shanghai) Co., Ltd. (“LabPartner”). LabPartner is based in Shanghai, China and provides lab equipment, reagents, consumables and services for research and development.

•
On August 1, 2011, we acquired Anachemia Canada Inc. and its affiliates (“Anachemia”). Anachemia, based in Montreal, Canada, manufactures certain chemicals and materials and distributes chemicals, laboratory supplies and equipment in Canada, the United States, South America and Mexico.

•	On June 1, 2011, we acquired BioExpress Corp. (“BioExpress”), a domestic distributor of laboratory supplies in the education, biotechnology and government market segments.

•	On May 2, 2011, we acquired Trenka Industriebedarf Handelsgesellschaft m.b.H. (“Trenka”), a distributor of industrial clothing, testing equipment and personal protection equipment in Austria.

•	On March 31, 2011, we acquired Alfalab Hurtownia Chemiczna Sp. z o.o (“Alfalab”), a scientific laboratory supply distributor in Poland.

•
On February 1, 2011, we acquired AMRESCO Inc. (“AMRESCO”), a domestic supplier and manufacturer of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, diagnostics, molecular diagnostics and histology areas of research and production.

The Acquisitions were funded through a combination of cash and cash equivalents on hand and incremental borrowings under the Company’s credit facilities. The results of AMRESCO, BioExpress, Anachemia, KLEN, Sovereign, CR Lab, UBI and TEK have been included in our Americas segment and the results of Alfalab, Trenka, LabPartner, PBI, VITRUM, basan, Lab3, Labonord, Switch, Prolab and Basan UK have been included in our EMEA-APAC segment, each from their respective dates of acquisition.
Our presentation of results from comparable operations in the following discussion and analysis excludes the contribution from acquisitions to the extent such contributions were not present in the comparable period, which we believe provides a useful means to measure our operating performance.
Impairments of Goodwill and Intangible Assets
We carry significant amounts of goodwill and intangible assets, including indefinite-lived intangible assets, on our balance sheet as a result of the Merger and acquisitions subsequent to the Merger.
During the third quarter of 2011, we recognized a charge of $3.3 million related to impairments of goodwill and indefinite-lived intangible assets in our former Science Education reportable segment, which is currently included in our Americas reportable segment. The impairment charge is classified within selling, general and administrative (“SG&A”) expenses and was caused by unfavorable industry-specific factors in the primary and secondary educational markets in the United States, in particular a reduction in spending by schools in response to the prolonged negative economic conditions and the resultant uncertainty of funding by state and local governments.
See Notes 6 and 14(e) included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on our impairment assessments and associated fair value measurements. See “Critical Accounting Policies” below for a discussion of risks and uncertainties associated with accounting for goodwill and intangible assets.
Restructurings
In September 2013, we initiated a global restructuring program designed to enhance interaction with our customers and suppliers, improve the efficiency of the Company’s operations and reduce operating expenses (collectively, the “Program”). In connection with these actions, we recognized restructuring charges, both cash and non-cash in nature, of $7.6 million and $24.9 million, for the Americas and EMEA-APAC segments, respectively, during 2013.
From time to time, the Company has undertaken cost reduction initiatives in its existing businesses as well as in its acquired businesses. Cost reduction initiatives typically include severance and facility closure costs. Expenses associated with such actions recognized in our statement of operations during the years ended December 31, 2012 and 2011, were $16.9 million and $5.9 million, respectively.
Refer to Note 7 in Item 8 – “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on the Program and other cost reduction initiatives.
Seasonality and Inflation
During 2013, 2012 and 2011, neither seasonality nor inflation have had a significant impact on our results of operations. Although the prices we pay for our products may increase, we believe we will continue to be able to pass through the majority of these increases to our customers. However, our earnings and cash flows could be adversely affected if we are unable to pass through future cost increases arising from inflation.
Components of Revenues and Expenses
Our net sales are derived primarily from the sale of laboratory supplies. Net sales are also derived, to a lesser extent, from the provision of services. Freight costs that are billed to our customers are included in net sales. Provisions for discounts, rebates to customers, sales returns and other adjustments are provided for as a reduction of net sales in the period the related sales are recorded.
Our cost of goods sold consists primarily of the cost of inventory shipped and our cost of labor for services provided. Cost of goods sold includes freight expenses incurred to deliver products to customers as well as credits for rebates earned from suppliers.
SG&A expenses primarily reflect the costs of operations dedicated to generating sales, marketing products and services, processing and fulfilling customer orders and maintaining our distribution center facilities. SG&A expenses also include our corporate, administrative and shared-service costs and depreciation and amortization expenses.

Results of Operations
2013 Compared With 2012
Net Sales
The following table presents net sales and net sales changes by reportable segment for the years ended December 31, 2013 and 2012 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2013	2012	Amount	%	Currency	Acquisitions	Amount	%
Americas	$2,352.7	$2,400.9	$(48.2)	(2.0)%	$(6.8)	$27.4	$(68.8)	(2.9)%
EMEA-APAC	1,835.1	1,728.5	106.6	6.2%	40.0	61.0	5.6	0.3%
Total	$4,187.8	$4,129.4	$58.4	1.4%	$33.2	$88.4	$(63.2)	(1.5)%
Net sales from comparable operations for the year ended December 31, 2013, decreased approximately $63.2 million or 1.5% compared to the prior period. The decrease in net sales from comparable operations is primarily due to a reduction in sales volume in our Americas segment.
Net sales from comparable operations in our Americas segment for the year ended December 31, 2013, decreased approximately $68.8 million or 2.9% compared to the prior period. Net sales of capital goods (including equipment, instruments and furniture) increased slightly, while net sales of consumable products decreased by low single-digit rates. Net sales across all primary customer channels were flat or decreased by low single-digit rates.
Net sales from comparable operations in our EMEA-APAC segment for the year ended December 31, 2013, increased approximately $5.6 million or 0.3% compared to the prior period. Net sales of consumable products (including chemicals) increased by low single-digit rates, while net sales of capital goods (including equipment, instruments and furniture) decreased by low single-digit rates. Net sales to pharmaceutical (including biotechnology) and industrial and other customers increased by low single-digit rates. Net sales to education customers and governmental entities were generally flat.
Gross Profit
The following table presents gross profit and gross profit as a percentage of net sales for the years ended December 31, 2013 and 2012 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2013	2012	Amount	%	Currency	Acquisitions	Amount	%
Gross profit	$1,196.3	$1,167.4	$28.9	2.5%	$11.5	$28.0	$(10.6)	(0.9)%
Percentage of net sales (gross margin)	28.6%	28.3%	30 basis points
Gross profit from comparable operations for the year ended December 31, 2013, decreased approximately $10.6 million or 0.9% compared to the prior period. The impact of overall lower sales volumes in the Americas was partially offset by a favorable sales mix and higher sales volume in EMEA-APAC.
Consolidated gross margin for the year ended December 31, 2013, was 28.6%, a 30 basis point increase compared to 2012. Gross margin performance in 2013 was positively influenced by a more favorable product and customer sales mix in our EMEA-APAC segment, partially offset by an unfavorable product sales mix in our Americas segment and, more globally, an increasingly competitive pricing environment. In 2012, our consolidated gross margin was negatively impacted by unfavorable product costs associated with lower rebates earned from suppliers than compared to 2013.

Selling, General and Administrative Expenses
The following table presents SG&A expenses and SG&A expenses as a percentage of net sales for the years ended December 31, 2013 and 2012 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2013	2012	Amount	%	Currency	Acquisitions	Amount	%
SG&A expenses	$942.3	$915.4	$26.9	2.9%	$9.2	$23.5	$(5.8)	(0.6)%
Percentage of net sales	22.5%	22.2%	30 basis points
SG&A expenses from comparable operations for the year ended December 31, 2013, decreased approximately $5.8 million or 0.6% compared to the prior period. The decrease was primarily attributable to lower overall personnel costs and a decrease of $4.0 million in severance charges associated with executive departures, partially offset by increases of $15.6 million in restructuring charges and approximately $6.6 million related to our performance-based cash incentive compensation program.
SG&A expenses for 2013 included $31.7 million for charges associated with the Program (as defined above), of which $7.6 million was for Americas and $24.1 million was for EMEA-APAC (including $3.2 million in non-cash charges recognized in our Asia Pacific operations). SG&A expenses for 2012 included $16.9 million for charges associated with implementing cost reduction initiatives, of which $5.4 million was for Americas (including $4.0 million related to lease and pension costs associated with the closure of a regional distribution center in Brisbane, California) and $11.5 million was for EMEA-APAC (primarily severance and personnel costs). Refer to Note 7 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on the Program and other cost reduction initiatives.
Operating Income
The following table presents operating income and operating income changes by reportable segment for the years ended December 31, 2013 and 2012 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2013	2012	Amount	%	Currency	Acquisitions	Amount	%
Americas	$115.8	$123.2	$(7.4)	(6.0)%	$0.2	$—	$(7.6)	(6.2)%
EMEA-APAC	138.2	128.8	9.4	7.3%	2.1	4.5	2.8	2.2%
Total	$254.0	$252.0	$2.0	0.8%	$2.3	$4.5	$(4.8)	(1.9)%
Operating income from comparable operations for the year ended December 31, 2013, decreased approximately $4.8 million or 1.9% compared to the prior period. The decrease in operating income during the year was due to lower gross profit of approximately $10.6 million, partially offset by a decrease in SG&A expense of approximately $5.8 million.
Operating income from comparable operations in our Americas segment for the year ended December 31, 2013, decreased approximately $7.6 million or 6.2% compared to the prior period. The decline in operating income resulted from a decrease in gross profit of approximately $29.3 million, due to lower sales volume, partially offset by a decrease in SG&A expenses of approximately $21.7 million, largely attributable to the implementation of recent cost reduction initiatives.
Operating income from comparable operations in our EMEA-APAC segment for the year ended December 31, 2013, increased approximately $2.8 million or 2.2% compared to the prior period. The increase in operating income resulted from an increase in gross profit of approximately $18.7 million, due to higher sales volume and a favorable mix, partially offset by an increase in SG&A expenses of approximately $15.9 million, largely attributable to increased charges for restructuring and incentive compensation.

Interest Expense, Net of Interest Income
Interest expense, net of interest income, was $190.7 million and $199.5 million during the years ended December 31, 2013 and 2012, respectively. The decrease in net interest expense was primarily attributable to the maturity of our interest rate swap arrangements in 2012, a reduction in amortization of deferred debt issuance costs and net savings associated with recent refinancings of our Senior Secured Credit Facility and Senior Notes, partially offset by increased interest associated with higher average aggregate borrowings under our A/R Facility and our multi-currency revolving loan facility in 2013.
Other Income (Expense), Net
Other income (expense), net, is primarily comprised of unrealized foreign currency exchange gains and losses. We recognized net exchange losses of $38.8 million and $14.4 million in 2013 and 2012, respectively. Other income (expense), net for the year ended December 31, 2012 also included $0.7 million of third party fees and fees paid to lenders associated with an amendment to our Senior Secured Credit Facility.
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net, as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and relate to the weakening or strengthening of the euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the euro.
Loss on Extinguishment of Long-Term Debt
In connection with an amendment of our Senior Secured Credit Facility on January 31, 2013, the Company recognized a loss on the extinguishment of long-term debt of $2.0 million representing the write off of unamortized deferred financing costs.
In connection with the refinancing of our Senior Notes in 2012, the Company recognized aggregate losses on the extinguishment of long-term debt of $25.5 million. These losses included $18.7 million in tender and redemption premiums paid, $6.6 million for the write-off of unamortized deferred financing costs and $0.2 million of third party fees and fees paid to lenders.
See Note 10 in Item 8 – “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for additional information on our indebtedness.
Income Taxes
During the year ended December 31, 2013, we recognized an income tax provision of $8.4 million, on pre-tax income of $22.5 million, resulting in an effective income tax rate of 39.1%. During the year ended December 31, 2012, we recognized an income tax provision of $8.1 million, on pre-tax income of $11.9 million, resulting in an effective income tax rate of 68.1%.
The tax provision recognized in 2013 is primarily the result of tax expense on foreign operating profits and increases in valuation allowances in foreign jurisdictions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.
The tax provision recognized in 2012 is primarily the result of tax expense on foreign operating profits, changes in uncertain tax positions, increases in valuation allowances in foreign jurisdictions and increases in foreign tax rates, partially offset by a tax benefit from domestic operating losses.
Our tax benefits or provisions can change significantly due to the volatility of our net exchange gains and losses in our operating results. See Note 11(a) in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for a description of common differences between our effective tax rate and the tax rate calculated by applying the U.S. federal statutory rate and for a description of changes in our uncertain tax positions.

Results of Operations
2012 Compared With 2011
Net Sales
The following table presents net sales and net sales changes by reportable segment for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2012	2011	Amount	%	Currency	Acquisitions	Amount	%
Americas	$2,400.9	$2,418.5	$(17.6)	(0.7)%	$(2.6)	$77.4	$(92.4)	(3.8)%
EMEA-APAC	1,728.5	1,742.6	(14.1)	(0.8)%	(111.3)	72.4	24.8	1.4%
Total	$4,129.4	$4,161.1	$(31.7)	(0.8)%	$(113.9)	$149.8	$(67.6)	(1.6)%
Net sales from comparable operations for the year ended December 31, 2012, decreased approximately $67.6 million or 1.6% compared to the prior period. The decrease in net sales from comparable operations is primarily due to reductions in sales volume during 2012 due, in part, to the loss of a global customer in the pharmaceutical industry in early 2012.
Net sales from comparable operations in our Americas segment for the year ended December 31, 2012, decreased approximately $92.4 million or 3.8% compared to the prior period. The majority of this decline is due to the loss of a global pharmaceutical customer in 2012. Net sales of consumable products (including chemicals) decreased by low single-digit rates while net sales of capital goods (including equipment, instruments and furniture) decreased by mid single-digit rates. Net sales to pharmaceutical (including biotechnology) customers and governmental entities decreased by mid single-digit rates while net sales to education and industrial and other customers decreased by low single-digit rates.
Net sales from comparable operations in our EMEA-APAC segment for the year ended December 31, 2012, increased approximately $24.8 million or 1.4% compared to the prior period. Net sales of consumable products (including chemicals) increased by low single-digit rates while net sales of capital goods (including equipment, instruments and furniture) were relatively flat. Net sales to pharmaceutical (including biotechnology) and industrial and other customers increased by low to mid single-digit rates, while net sales to governmental entities decreased by low single-digit rates and net sales to education customers were relatively flat.
Gross Profit
The following table presents gross profit and gross profit as a percentage of net sales for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change				Comparable Operations
	2012	2011	Amount	%	Currency	Acquisitions	Amount	%
Gross profit	$1,167.4	$1,179.5	$(12.1)	(1.0)%	$(34.3)	$46.1	$(23.9)	(2.0)%
Percentage of net sales (gross margin)	28.3%	28.3%	— basis points
Gross profit from comparable operations for the year ended December 31, 2012, decreased approximately $23.9 million or 2.0% compared to the prior period, generally reflecting lower sales volume in 2012.
Consolidated gross margin for the year ended December 31, 2012, was 28.3%, unchanged compared to 2011. Improvements in consolidated gross margin attributable to a more favorable product mix during 2012 were substantially offset by unfavorable product cost associated with lower rebates from suppliers.

Selling, General and Administrative Expenses
The following table presents SG&A expenses and SG&A expenses as a percentage of net sales for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change					Comparable Operations
	2012	2011	Amount	%	Currency	Acquisitions	Impairment	Amount	%
SG&A expenses	$915.4	$913.6	$1.8	0.2%	$(29.1)	$40.3	$(3.3)	$(6.1)	(0.7)%
Percentage of net sales	22.2%	22.0%	20 basis points
SG&A expenses from comparable operations for the year ended December 31, 2012, decreased approximately $6.1 million or 0.7% compared to the prior period. The decrease was primarily attributable to an approximate $25.0 million reduction in costs associated with our performance-based cash incentive compensation program, higher pension income of $2.3 million associated with our U.S. Retirement Plan, our recognition of a net gain of $2.0 million in 2012 due to favorable changes in the fair value of contingent consideration and lower stock-based compensation expense of $1.4 million, partially offset by our recognition of $6.2 million in severance expenses in 2012 associated with executive departures and an increase in charges associated with cost reduction initiatives of $11.0 million.
SG&A expenses for 2012 included $16.9 million for charges associated with implementing cost reduction initiatives, of which $5.4 million was for Americas (including $4.0 million related to lease and pension costs associated with the closure of a regional distribution center in Brisbane, California) and $11.5 million was for EMEA-APAC (primarily severance and personnel costs). SG&A expenses for 2011 included $5.9 million for charges associated with implementing organizational changes to enhance sales effectiveness as well as cost reduction measures, of which $5.4 million was for Americas and $0.5 million was for EMEA-APAC.
We did not recognize any impairment charges during the year ended December 31, 2012. During the third quarter of 2011, we recognized aggregate charges of $3.3 million related to impairments of indefinite-lived intangible assets in our former Science Education reportable segment, which is currently included in our Americas reportable segment. The impairment charges were caused by unfavorable industry-specific factors in the primary and secondary educational markets in the United States, in particular a reduction in spending by schools in response to prolonged negative economic conditions and the resultant uncertainty in state and local sources of funding.
Operating Income
The following table presents operating income and operating income changes by reportable segment for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
					Components of Reported Change
			Reported Change					Comparable Operations
	2012	2011	Amount	%	Currency	Acquisitions	Impairment	Amount	%
Americas	$123.2	$130.7	$(7.5)	(5.7)%	$—	$4.6	$3.3	$(15.4)	(11.8)%
EMEA-APAC	128.8	135.2	(6.4)	(4.7)%	(5.2)	1.2	—	(2.4)	(1.8)%
Total	$252.0	$265.9	$(13.9)	(5.2)%	$(5.2)	$5.8	$3.3	$(17.8)	(6.7)%
Operating income from comparable operations for the year ended December 31, 2012, decreased approximately $17.8 million or 6.7% compared to the prior period. The decrease in operating income during the year was due to lower gross profit of approximately $23.9 million, partially offset by a decrease in SG&A expense of approximately $6.1 million.

Operating income from comparable operations in our Americas segment for the year ended December 31, 2012, decreased approximately $15.4 million or 11.8% compared to the prior period. The decrease in operating income from comparable operations resulted from a decrease in gross profit of approximately $24.5 million, due to lower sales volume, partially offset by a decrease in SG&A expenses of approximately $9.1 million, primarily due to lower charges for variable compensation, higher pension income and a $3.3 million reduction in impairment charges, partially offset by higher wage and related costs and charges for executive departures and other cost reduction initiatives.
Operating income from comparable operations in our EMEA-APAC segment for the year ended December 31, 2012, decreased approximately $2.4 million or 1.8% compared to the prior period. The decrease in operating income from comparable operations resulted from an increase in SG&A expenses of approximately $3.0 million, largely due to increased charges for cost reduction initiatives and higher wage and related costs, partially offset by an increase in gross profit of approximately $0.6 million, primarily due to increased sales volume.
Interest Expense, Net of Interest Income
Interest expense, net of interest income, was $199.5 million and $199.6 million during the years ended December 31, 2012 and 2011, respectively. Decreases in interest expense associated with fluctuations in foreign currency exchange rates on Euro-denominated debt and a lower fixed rate on our senior note obligations were substantially offset by increased interest expense from higher average debt balances under our Senior Secured Credit Facility and our A/R Facility and further due to increased variable interest rates.
Loss on Extinguishment of Long-Term Debt
In connection with the issuance of the 7.25% Senior Notes, on August 20, 2012, the Company commenced a tender offer to purchase any and all of its $713.0 million aggregate principal amount of 10.25% Senior Notes then outstanding. On September 4, 2012, the Company accepted for purchase an aggregate principal amount of $102.7 million of the 10.25% Senior Notes that were tendered. In connection with these transactions, the Company recognized a loss on the extinguishment of long-term debt of $4.2 million during the third quarter of 2012. The loss includes $3.1 million in tender premiums paid, $0.9 million for the write-off of a portion of the unamortized deferred financing costs related to the 10.25% Senior Notes, and $0.2 million of third party fees and fees paid to lenders.
Concurrently, on September 4, 2012, the Company irrevocably called for redemption, on October 4, 2012, the remaining $610.3 million aggregate principal amount of 10.25% Senior Notes outstanding and deposited $639.6 million of cash received upon the issuance of the 7.25% Senior Notes, representing the redemption price, call premium plus all interest payable through the settlement date, in an account with the trustee for the 10.25% Senior Notes. In connection with such redemption notice and deposit, the indenture pursuant to which the 10.25% Senior Notes were issued was discharged. On October 4, 2012, the final redemption of the 10.25% Senior Notes was completed and all funds were remitted to the note holders, discharging the Company of all remaining obligations. Accordingly, the Company recognized an additional loss on the extinguishment of long-term debt of $21.3 million in the fourth quarter of 2012, such loss includes $15.6 million in redemption premiums and $5.7 million for the write-off of the remaining unamortized deferred financing costs.
We did not recognize any extinguishment gains or losses in 2011.
Other Income (Expense), Net
Other income (expense), net is primarily comprised of exchange gains and losses. We recognized net exchange losses of $14.4 million in 2012 and net exchange gains of $21.8 million in 2011. Other income (expense), net for the year ended December 31, 2012, also includes $0.7 million of third party fees and fees paid to lenders associated with an amendment to our Senior Secured Credit Facility. See Note 10(a) in Item 8 – “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for additional information about an amendment to our Senior Secured Credit Facility.
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net, as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and related to the weakening or strengthening of the euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the euro.

Income Taxes
During the year ended December 31, 2012, we recognized an income tax provision of $8.1 million, on pre-tax income of $11.9 million, resulting in an effective income tax rate of 68.1%. During the year ended December 31, 2011, we recognized an income tax provision of $30.4 million, on pre-tax income of $88.1 million, resulting in an effective income tax rate of 34.5%.
The tax provision recognized in 2012 is primarily the result of tax expense on foreign operating profits, changes in uncertain tax positions, increases in valuation allowances in foreign jurisdictions and increases in foreign tax rates, partially offset by a tax benefit from domestic operating losses.
The tax provision recognized in 2011 is comprised of tax expense on foreign operating profits and changes in uncertain tax positions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.
Our tax benefits or provisions can change significantly due to the volatility of our net exchange gains and losses in our operating results. See Note 11(a) in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for a description of common differences between our effective tax rate and the tax rate calculated by applying the U.S. federal statutory rate and for a description of changes in our uncertain tax positions.
Liquidity and Capital Resources
Beginning in the fall of 2011, we took a number of actions to address the pending maturity dates on our indebtedness and to take advantage of strong debt markets. Those actions have included entering into the A/R Facility, extending the maturity of our Senior Secured Credit Facility, refinancing our 10.25% senior notes due in 2015 with 7.25% senior notes due in 2017, extending the maturity of our A/R Facility from 2014 to 2016 and satisfying our obligations under interest rate swaps arrangements that originated from June 2007. We continue to monitor the capital markets for refinancing opportunities.
Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products, and our ability to successfully implement our business strategies. We continue to assess the potential impact of current market conditions on various aspects of our liquidity, financial condition and results of operations, including, but not limited to, the continued availability and general creditworthiness of our financial instrument counterparties, the impact of market conditions on our customers, suppliers and insurers and the general recoverability of our long-lived assets and certain financial instruments, including investments held under our defined benefit pension plans.
As of December 31, 2013, we had $135.6 million of cash and cash equivalents on hand and our compensating cash balance was $25.9 million. We had $2,854.4 million of outstanding indebtedness as of December 31, 2013, comprised of $1,389.2 million of indebtedness under our Senior Secured Credit Facility, $750.0 million of 7.25% Senior Notes, $533.4 million of 10.75% Senior Subordinated Notes, $124.2 million under our A/R Facility, $25.9 million of compensating cash indebtedness and $31.7 million of other indebtedness.
We had aggregate unused availability of $210.2 million under our multi-currency revolving loan facility (which is a component of our Senior Secured Credit Facility) and our A/R Facility as of December 31, 2013. Borrowings under these facilities bear interest at variable rates and are a key source of our liquidity. The average aggregate borrowings outstanding under these facilities during the years ended December 31, 2013 and 2012, were $232.4 million and $171.6 million, respectively. Periodically, our liquidity needs, including our funding of acquisition activities, causes the aggregate amount of outstanding borrowings under these facilities to fluctuate. Accordingly, the amount of credit available to us can increase or decrease based on changes in our operating cash flows, debt service requirements, working capital needs and acquisition and investment activities. Availability of funding under the A/R Facility also depends upon maintaining sufficient eligible trade accounts receivable.

The Senior Secured Credit Facility contains a number of customary affirmative and negative covenants and includes a financial maintenance covenant for the benefit of lenders under our multi-currency revolving loan facility requiring us to maintain a Senior Secured Net Leverage Ratio (as defined in the Senior Secured Credit Facility) of not more than 5.50:1.00. The indentures governing the 7.25% Senior Notes and Senior Subordinated Notes contain covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and its restricted subsidiaries, and materially change our lines of business. The A/R Facility includes representations and covenants that we consider usual and customary for arrangements of this type and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. In addition, borrowings under the A/R Facility are subject to termination upon the occurrence of certain termination events that we also consider usual and customary. As of December 31, 2013, the Company was in compliance with the covenants under the Senior Secured Credit Facility, the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes and the A/R Facility.
Foreign exchange ceilings imposed by local governments, regulatory requirements applicable to certain of our subsidiaries and the sometimes lengthy approval processes which foreign governments require for international cash transfers may restrict our internal cash movements. We expect to reinvest a significant portion of our cash and earnings outside of the United States because we anticipate that a significant portion of our opportunities for future growth will be abroad. Thus, we have not provided U.S. federal income, state income or foreign withholding taxes on our non-U.S. subsidiaries’ undistributed earnings that have been indefinitely invested abroad. As of December 31, 2013, $128.1 million of our $135.6 million of cash and cash equivalents was held by our foreign subsidiaries. If these foreign cash and cash equivalents were repatriated to the United States, we may be required to pay income taxes on the amounts repatriated. We do not intend to repatriate our foreign cash and cash equivalents.
Beginning June 30, 2013, the Company, at its option, is able to redeem some or all of the Senior Subordinated Notes at any time at 102.6875% of their aggregate principal amount. This redemption price will be reduced to 100% of their aggregate principal amount beginning on June 30, 2014. The Company is required to offer to purchase the Senior Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.
Based on the terms and conditions of these debt obligations and our current operations and expectations for future growth, we believe that cash generated from operations, together with available borrowings under our multi-currency revolving loan facility and our A/R Facility will be adequate to permit us to meet our current and expected operating, capital investment, acquisition financing and debt service obligations prior to maturity, although no assurance can be given in this regard. The majority of our long-term debt obligations will mature during 2016 and 2017. We currently intend to reduce our debt to earnings ratio in advance of these maturities as we seek to refinance or otherwise satisfy these debt obligations.
During September 2013, we initiated a global restructuring program designed to enhance interaction with our customers and suppliers, improve the efficiency of the Company’s operations and reduce operating expenses. Refer to Note 7 in Item 8 – “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on these actions. Cost savings related to this program are expected to aggregate approximately $38 million, when fully implemented. The majority of the cost savings are expected to be realized by the end of 2014.
On January 29, 2014, we completed an amendment of our Senior Secured Credit Facility, pursuant to which the Company obtained $587.5 million of senior secured U.S. dollar term loans and €573.0 million of senior secured euro term loans. The proceeds from this refinancing were subsequently used to replace all outstanding term loans, thereby lowering the margin we pay on term loans of between 75 and 100 basis points.
On March 3, 2014, we acquired Peqlab Biotechnologie GmbH, including its subsidiaries and operations in the United States, the United Kingdom and Austria and manufacturing operations in Germany (collectively, “Peqlab”). Peqlab is headquartered in Germany, and develops, manufactures and supplies molecular and cell biology reagents, consumables and instruments. Peqlab has annual net sales of approximately $24.0 million.

Historical Cash Flows
Operating Activities
The following table presents cash flows from operating activities inclusive and exclusive of working capital changes for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities, excluding working capital changes	$170.2	$148.8	$149.8
Cash flows from working capital changes, net	30.7	(114.1)	(10.5)
Cash flows from operating activities	$200.9	$34.7	$139.3
Net cash provided by operating activities was $200.9 million, $34.7 million and $139.3 million during the years ended December 31, 2013, 2012 and 2011, respectively. The increase in operating cash flows from 2012 to 2013 was primarily attributable to comparatively higher cash flows from working capital components, including lower cash paid for interest. The decrease in operating cash flows from 2011 to 2012 was primarily attributable to comparatively higher investments in working capital.
Cash flows from working capital components improved $144.8 million to a source of cash of $30.7 million in 2013 from a use of cash of $114.1 million in 2012. Cash flows from accounts payable improved to a source of cash of $36.2 million in 2013 from a use of cash of $32.0 million in 2012, driven in part by the timing of inventory purchases in the fourth quarter of 2013. Our cash disbursement routines follow a standardized process for payment and we may experience fluctuations in cash flows associated with trade accounts payable from period to period. Cash flows from accrued expenses and other liabilities improved to a source of cash of $3.3 million in 2013 from a use of cash of $52.9 million in 2012. The relatively higher use of cash in 2012 was influenced by reductions in accrued bonuses, interest, income taxes and derivative liabilities. Cash flows from trade accounts receivable improved to a source of cash of $25.9 million in 2013 from a use of cash of $14.3 million in 2012. The source of cash in 2013 was attributable to lower sales volume and from comparatively favorable collection efforts, partially offset by an increasing demand for extended payment terms by our customers. Cash flows from trade accounts receivable in 2012 were negatively impacted by delayed customer collections caused by an enterprise resource planning system implementation in the United States. Cash flows from inventories changed to a use of cash of $28.4 million in 2013 from a use of cash of $4.1 million in 2012. The use of cash in the 2013 period was primarily attributable to an expansion of inventories in the United States and in Europe at the end of the year.
Cash flows from working capital components decreased $103.6 million to a use of cash of $114.1 million in 2012 from a use of cash of $10.5 million in 2011. Cash flows from accrued expenses and other liabilities changed to a use of cash of $52.9 million in 2012 from a source of cash of $30.1 million in 2011, primarily due to reductions in accrued bonuses, accrued interest and accrued income taxes in the 2012 period and from reductions in liabilities for our interest rate swap arrangements, which expired in December 2012. Cash flows from trade accounts payable changed to a use of cash of $32.0 million in 2012 from a use of cash of $9.2 million in 2011, primarily due to timing and also influenced by a reduction in product purchases in late 2012 to react to lower sales volumes. Cash flows from inventories changed to a use of cash of $4.1 million in 2012 from a source of cash of $6.9 million in 2011 primarily due to incremental cash required to fund inventories in our new distribution facility in Visalia, California, which commenced operations in the third quarter of 2012, and for the expansion of inventories, including private label products, across our Asia Pacific operations. Cash flows from trade accounts receivable changed to a use of cash of $14.3 million in 2012 from a use of cash of $23.3 million in 2011. The use of cash in 2012 was primarily attributable to the near-term effects of our recent ERP implementations and, more generally, an increasing demand for extended payment terms by our customers, partially offset by lower sales volume.
We paid cash interest of $186.5 million, $207.9 million and $207.6 million during the years ended December 31, 2013, 2012 and 2011, respectively. Cash interest was lower in 2013 as a result of savings associated with recent refinancings of our Senior Secured Credit Facility and 7.25% Senior Notes, the maturity of our interest rate swap arrangements in 2012 and other decreases caused by timing differences, partially offset by increased aggregate cash interest under our multi-currency revolving loan facility. Cash interest paid in 2012 included $13.7 million related to interest on our 10.25% Senior Notes paid upon refinancing, such interest would otherwise have been payable in 2013. Cash interest paid in 2013 included $4.5 million related to interest on our Senior Subordinated Notes from the fourth quarter of 2012.
Investing Activities
Net cash used in investing activities was $89.5 million, $160.9 million and $209.2 million during the years ended December 31, 2013, 2012 and 2011, respectively. The change in investing cash flows from period to period was primarily due to the funding of business acquisitions. Capital expenditures were relatively higher in 2012, compared to 2013 and 2011, reflecting incremental investments in facilities, infrastructure and information technology. We anticipate approximately $35 million of capital expenditures in the year ended December 31, 2014.

Financing Activities
Net cash (used in) provided by financing activities was $(117.9) million, $98.3 million and $90.3 million during the years ended December 31, 2013, 2012 and 2011, respectively. Cash used in financing activities in 2013 was primarily attributable to net payments under our multi-currency revolving loan facility and repurchases of equity units. Positive operating cash flows in 2013 allowed us to reduce our debt. Net cash provided by financing activities in 2012 was primarily attributable to net proceeds from our multi-currency revolving loan facility and our A/R Facility, partially offset by cash paid for costs incurred to amend our Senior Secured Credit Facility and issue our 7.25% Senior Notes and for repurchases of equity units. Cash provided by financing activities in 2011 was primarily attributable to $84.3 million of net cash proceeds from debt, which was primarily due to borrowings on our credit facilities to partially fund business acquisitions.
Schedule of Contractual Obligations
The following table details the Company’s contractual obligations as of December 31, 2013 (in millions):

	Total	< 1 year	1 - 3 years	3 - 5 years	> 5 years
Senior Secured Credit Facility — term loans (1)	$1,376.6	$14.2	$28.4	$1,334.0	$—
Senior Secured Credit Facility — revolving facility (1)	12.6	—	12.6	—	—
7.25% Senior Notes due 2017	750.0	—	—	750.0	—
10.75% Senior Subordinated Notes due 2017	533.4	—	—	533.4	—
A/R Facility due 2016	124.2	—	124.2	—	—
8% Predecessor Senior Subordinated Notes due 2014	1.0	1.0	—	—	—
Interest (2)	591.5	180.0	327.3	84.2	—
Capital leases (3)	18.6	5.2	7.8	4.6	1.0
Operating leases (3)	161.3	32.2	51.2	36.7	41.2
Compensating cash balance and other debt (4)	38.0	38.0	—	—	—
Underfunded pension obligations (5)	79.8	1.9	4.1	4.6	69.2
Total	$3,687.0	$272.5	$555.6	$2,747.5	$111.4

(1)
The amounts in the table reflect the principal maturities of amounts due under the Senior Secured Credit Facility taking into consideration a Second Amendment dated January 29, 2014. See Note 10 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on the Second Amendment.

(2)
For purposes of calculating interest, interest rates and effects of foreign currency on the Senior Secured Credit Facility, the Senior Subordinated Notes and the A/R Facility were assumed to be unchanged from December 31, 2013. In addition, outstanding amounts under our multi-currency revolving loan facility, a component of our Senior Secured Credit Facility, and our A/R Facility were assumed to remain outstanding through their entire remaining terms.

(3)	See Notes 10 and 16 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on our lease commitments.

(4)
Our compensating cash balance represents bank overdraft positions of subsidiaries participating in our global notional cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the short-term portion of debt at each period end. As of December 31, 2013, our compensating cash balance was $25.9 million.

(5)
The amounts in the table reflect estimated cash payments to be made by the Company over the next five years and thereafter with respect to certain underfunded pension obligations, which are attributable to our non-U.S. benefit plans. These pension obligations are included in other long-term liabilities on our balance sheet as of December 31, 2013.

Noncurrent deferred income tax liabilities as of December 31, 2013, were $446.1 million. Deferred tax liabilities are calculated based on cumulative temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. This amount is not included in the table above because this presentation would not be meaningful. These liabilities do not have a direct connection with the amount of cash taxes to be paid in any future periods and do not relate to liquidity needs. In addition, the Company has excluded from the above table uncertain tax liabilities due to the uncertainty of the period of payment. The Company had uncertain tax liabilities of $57.9 million, exclusive of interest and penalties, as of December 31, 2013. In addition, we do not provide for deferred income tax liabilities or foreign withholding taxes on approximately $645.7 million of cumulative undistributed earnings of our foreign subsidiaries as of December 31, 2013, as we consider these earnings to be permanently reinvested. We believe that cash flows generated by our domestic operations and available credit under our Senior Secured Credit Facility and our A/R Facility will be sufficient to allow us to satisfy our domestic liquidity requirements, including mandatory principal and interest payments.
The employment agreements with our executive officers include non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive officer is entitled to one and a half times (two times in the case of our President and Chief Executive Officer) the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period (18-month period in the case of our President and Chief Executive Officer) following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $11.5 million at December 31, 2013.
Indebtedness
See Note 10 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K, for additional discussion of our debt obligations.
Senior Secured Credit Facility
Our Senior Secured Credit Facility is with a syndicate of lenders and provides for aggregate maximum borrowings consisting of (1) term loans denominated in euros in an aggregate principal amount outstanding as of December 31, 2013 of €573.0 million ($789.1 million on a U.S. dollar equivalent basis as of December 31, 2013), (2) term loans denominated in U.S. dollars in an aggregate principal amount outstanding as of December 31, 2013 of $587.5 million and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $241.3 million in multi-currency revolving loans (inclusive of swingline loans of up to $25.0 million and letters of credit of up to $70.0 million).
As of December 31, 2013, an aggregate U.S. dollar equivalent of $12.6 million was outstanding under the multi-currency revolving loan facility, consisting of $1.0 million of swingline loans and revolving loans of £7.0 million ($11.6 million on a U.S. dollar equivalent basis as of December 31, 2013). In addition, we had $18.5 million of undrawn letters of credit outstanding. As of December 31, 2013, we had $210.2 million of available borrowing capacity under the multi-currency revolving loan facility.
On June 4, 2012, we completed an amendment of our Senior Secured Credit Facility (the “Amendment”). The Amendment extended €481.2 million of our euro term loan facility (the “Extended Euro Term Loans”) and $243.6 million of our U.S. dollar term loan facility (the “Extended Dollar Term Loans” and together with the Extended Euro Term Loans, the “Extended Term Loans”). In addition, the Amendment extended $241.3 million of our existing $250.0 million revolving credit commitments (the “Extended Revolving Commitments”). Subsequently, in June 2012, the non-extended portion of our revolving credit commitments, which was scheduled to mature on June 29, 2013, was terminated. Fees paid to lenders and third parties in connection with the Amendment of approximately $5.0 million were deferred and are being recognized as interest expense in part over the original term of maturity and in part over the extended terms of maturity. Third party fees and fees paid to lenders of approximately $0.7 million were expensed as incurred during the second quarter of 2012.
On January 31, 2013, we completed an incremental amendment of our Senior Secured Credit Facility (the “Incremental Amendment”). Pursuant to the Incremental Amendment, the Company obtained $351.7 million of senior secured U.S. dollar term loans (the “Incremental Dollar Term Loans”) and €101.5 million of senior secured euro term loans (the “Incremental Euro Term Loans” and, together with the Incremental Dollar Term Loans, the “Incremental Term Loans”). Proceeds from the Incremental Term Loans were subsequently used to repay all non-extended term loans that were scheduled to mature on June 29, 2014. Fees paid to the arranger of this financing and other third parties in connection with the Incremental Amendment of approximately $2.3 million were deferred and are being recognized as interest expense over the term of maturity. In connection with this transaction, the Company recognized a loss on the extinguishment of long-term debt during the first quarter of 2013 of $2.0 million representing the write-off of unamortized deferred financing costs associated with the non-extended term loans.
On January 29, 2014, we completed a further amendment of our Senior Secured Credit Facility (the “Second Amendment” and together with the Amendment and the Incremental Amendment, the “Facility Amendments”). Pursuant to the Second Amendment, the Company obtained $587.5 million of senior secured U.S. dollar term loans (the “Amended Dollar Term Loans”) and €573.0 million of senior secured euro term loans (the “Amended Euro Term Loans” and, together with the Amended Dollar Term Loans, the “Amended Term Loans”). Proceeds from the Amended Terms Loans were subsequently used to replace all outstanding Extended Term Loans and Incremental Term Loans.

The Extended Revolving Commitments will mature and lending commitments thereunder will terminate on April 3, 2016. The Amended Term Loans will mature on April 3, 2017. Subject to any mandatory or optional prepayments, the principal amounts of the term loans require quarterly payments equal to 0.25% of their respective original principal amounts drawn, with the final payment due at maturity. A pre-payment premium equal to 1% of the principal amount of any term loans being repaid, replaced or refinanced will be imposed upon the incurrence of any new long-term financing incurred primarily for the purpose of repaying, replacing or refinancing the Amended Term Loans prior to the six month anniversary of the Second Amendment.
Subsequent to the Second Amendment, at our election, the interest rate on all Amended Dollar Term Loans will be based on either (1) the then applicable British Bankers Association London Interbank Offered Rate (commonly known as U.S. Libor) plus 3.25% per annum, or (2) the then applicable alternate base rate (defined as the greater of the U.S. Prime lending rate or the Federal Funds effective rate plus 0.5%) plus 2.25% per annum. Swingline loans will be denominated only in U.S. dollars and based on the alternate base rate plus a variable margin. The interest rate on all Amended Euro Term Loans will be based on the then applicable interest rate determined by the Banking Federation of the European Union (commonly known as the Euribor rate) plus 3.50% per annum. All loans denominated in currencies other than U.S. dollars and euros will generally be based on the then applicable London Interbank Offered Rate for each respective loan and currency of denomination plus a variable margin. Pricing on the Company’s Extended Revolving Commitments is subject to reductions upon achievement of certain financial ratios.
Subject to the Company’s continued compliance with its covenants, the Company may request additional tranches of term loans or increases in the amount of commitments under the Senior Secured Credit Facility. The actual extension of any such incremental term loans or increases in commitments would be subject to the Company and its lenders reaching agreement on applicable terms and conditions, which may depend on market conditions at the time of any request. The Company may add incremental term loan facilities and revolving loan commitments in an aggregate amount not to exceed the lesser of (x) $300.0 million or (y) the maximum amount at such time that could be incurred without causing the Total Net Leverage Ratio (as defined) to exceed 9.50:1.00 on a pro forma basis as of the last day of the most recent determination period, in each case, subject to certain other restrictions contained in the Facility Amendments.
7.25% Senior Notes
The 7.25% Senior Notes were issued pursuant to an indenture, dated September 4, 2012, by and among the Company and the Subsidiary Guarantors. The 7.25% Senior Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the 7.25% Senior Notes. The 7.25% Senior Notes, and related guarantees, rank equally with all of the Company’s existing and future unsecured debt and ranks senior to all of the Company existing and future subordinated indebtedness, including the Senior Subordinated Notes.
The 7.25% Senior Notes, which aggregate $750.0 million as of December 31, 2013, will mature on September 15, 2017. Interest on the 7.25% Senior Notes is payable twice a year on March 15 and September 15. Payments commenced on March 15, 2013 at a rate of 7.25% per annum.
Senior Subordinated Notes
The Senior Subordinated Notes were issued pursuant to an indenture, dated June 29, 2007, by and among the Company and the Subsidiary Guarantors. The Senior Subordinated Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under the 7.25% Senior Notes and all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Subordinated Notes.
The Senior Subordinated Notes are denominated in euros in an aggregate principal amount currently outstanding of €126.9 million ($174.7 million on a U.S. dollar equivalent basis as of December 31, 2013) and in U.S. dollars in an aggregate principal amount currently outstanding of $358.7 million. The Senior Subordinated Notes will mature on June 30, 2017. Interest on the Senior Subordinated Notes is payable quarterly on March 31, June 30, September 30 and December 31 of each year at a rate of 10.75% per annum.

A/R Facility
We entered into our A/R Facility on November 4, 2011, and amended and extended it on November 7, 2013. Our A/R Facility provides for funding in an aggregate principal amount not to exceed $175.0 million and will terminate on November 4, 2016. The A/R Facility involves certain of our domestic wholly-owned subsidiaries (the “Originators”) selling on an on-going basis all of their trade accounts receivable, together with all related security and interests in the proceeds thereof, without recourse, to a wholly owned, bankruptcy-remote, subsidiary of VWR International, LLC (“VWR”), VWR Receivables Funding, LLC (“VRF”), in exchange for a combination of cash and subordinated notes issued by VRF to the Originators. VRF, in turn, has the ability to sell undivided ownership interests in the accounts receivable, together with customary related security and interests in the proceeds thereof, to certain commercial paper conduit purchasers and/or financial institutions in exchange for cash proceeds or letters of credit. The receivables sold to VRF are available first and foremost to satisfy claims of the creditors of VRF and are not available to satisfy the claims of creditors of the Originators or the Company.
Proceeds from the sale of undivided ownership interests in qualifying receivables under the A/R Facility have been reflected as long-term debt on our consolidated balance sheet. VWR will remain responsible for servicing the receivables sold to third-party entities and financial institutions and will pay certain fees related to the sale of receivables under the A/R Facility.
As of December 31, 2013, $124.2 million was outstanding under the A/R Facility, we had $11.4 million of undrawn letters of credit outstanding, and we had $0.0 million of available borrowing capacity. Availability of funding under the A/R Facility depends primarily upon maintaining sufficient trade accounts receivable. As of December 31, 2013, the interest rate applicable to borrowings outstanding under the A/R Facility was 1.67%.
Off-Balance Sheet Arrangements
We are not involved in any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies
See Note 2 included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for a description of our significant accounting policies. The policies discussed below are considered by management to be critical to an understanding of our consolidated financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and such estimates routinely require adjustment. The Company’s management has reviewed these critical accounting policies and estimates and related disclosures with its Audit Committee.
Goodwill and Intangible Assets
We have significant amounts of goodwill and intangible assets on our consolidated balance sheet as of December 31, 2013. We believe that the accounting for goodwill and intangible assets represents a critical accounting policy because of the significant judgments and estimates that must be made by management in order to determine each asset’s useful life, to apply the impairment testing model and, when necessary, to determine various related fair value measurements.
Goodwill represents the excess of purchase price over the fair value of net assets acquired in connection with the Merger and acquisitions subsequent to the Merger. Our amortizable intangible assets primarily relate to customer and supplier relationships and are amortized over their respective estimated useful lives on a straight-line basis. Our indefinite-lived intangible assets relate to our trademarks and tradenames and are not amortized.
We reevaluate the estimated useful lives of our intangible assets annually. We determined that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.
Goodwill and other indefinite-lived intangible assets are not amortized and are tested annually for impairment or between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. Amortizable intangible assets are reviewed for impairment whenever indication of potential impairment exists.
Indefinite-lived intangible assets are tested for impairment prior to testing of goodwill or amortizable intangible assets. An impairment charge is measured if the carrying value of an indefinite-lived intangible asset exceeds its fair value. We evaluate the recoverability of our amortizable intangible assets by comparing the carrying value to estimated undiscounted future cash flows expected to be generated. If an amortizable intangible asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.

Goodwill impairment testing is performed at the reporting unit level. We have determined that our reporting units are the same as our operating segments and we have elected to perform our annual impairment testing on October 1 of each year. The goodwill impairment analysis consists of an optional qualitative assessment potentially followed by a two-step quantitative analysis. First, we have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount. If we determine that this is the case, or if we elect not to perform a qualitative assessment, we then perform a two-step quantitative analysis. The first step of the quantitative analysis (“Step 1”) involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds its estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment, if any. The second step of the quantitative analysis (“Step 2”) involves calculating an implied fair value of goodwill, determined in a manner similar to the amount of goodwill calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. Goodwill impairments cannot be reversed in subsequent periods.
The fair value of our indefinite-lived intangible assets was determined using a discounted cash flow approach which incorporates and estimated royalty rate and discount rate (among other estimates) applicable to trademarks and tradenames.
The Company estimates the fair value of each reporting unit using both the income approach (a discounted cash flow technique) and the market approach (a market multiple technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash flows, discount rates, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. Our estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential. Developing future discounted cash flows in applying the income approach requires us to evaluate our intermediate to longer-term strategies for each reporting unit, including, but not limited to, estimates about revenue growth, our acquisition strategies, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows of each reporting unit requires the selection of risk premiums, which can materially impact the present value of future cash flows. Selection of an appropriate peer group under the market approach involves judgment and an alternative selection of guideline companies could yield materially different market multiples. We believe the estimates and assumptions used in the valuation methods are reasonable.
The carrying value of goodwill and intangible assets as of December 31, 2013 was $1,926.5 million and $1,724.5 million, respectively.
Should our planned revenue or cash flow growth or market conditions be adversely affected due to, among other things, ongoing or worsening recessionary or other macroeconomic pressures; or should we experience adverse changes in market factors such as discount rates or valuation multiples derived from comparable publicly traded companies; impairment charges against goodwill and intangible assets may be required. Since we recognized impairments on our indefinite-lived intangible assets in each of our reportable segments in 2008 and again in 2010 and 2011 in our former Science Education reportable segment, we will likely incur additional impairment charges if we experience any decrease in the fair value of these assets going forward.
See Notes 6 and 14 included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on our impairment assessments and associated fair value measurements.
Accounts Receivable and Reserves
The carrying amount of trade accounts receivable includes a reserve representing our estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, creditworthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectability.
Inventories
Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out method for the U.S. subsidiaries and the first-in, first-out method for all other subsidiaries. We review our inventory realization based upon several factors, including customer demand, supply of inventory, inventory levels, competitive activity and technology changes and record reserves for obsolescence based upon those and other factors. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors.
Rebates from Suppliers
We earn rebates from certain of our suppliers from the achievement of certain sales growth and/or purchase volume thresholds. To the extent that rebates relate to inventory on hand, the inventory cost is reduced to reflect the lower cost. During the course of the year, estimates made concerning the achievement of these goals or milestones can vary from quarter to quarter. Generally, a proportionally larger amount of rebates are earned in the fourth quarter of each year.

Agreements with Customers
We have agreements with many of our customers, which contain provisions related to pricing, volume purchase incentives and other contractual provisions. During the course of the year, estimates are made concerning customer contracts and changes in estimates related to these contracts may vary from quarter to quarter and are recorded against net sales.
Product Liability
We are subject to product liability and other claims in the ordinary course of business and, from time to time, we are named as a defendant in cases as a result of our distribution of laboratory and production supplies. While the impact on us of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future. Our estimates of potential liability are based on several factors, including our historical experience in similar cases, legal venue and the merits of each individual case.
Pension Plans
We have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. We periodically assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly. See Note 12 included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on our defined benefit pension plans.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs, as a result of information that arises or when a tax position is effectively settled.
We must make assumptions, judgments and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our assumptions, judgments and estimates take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities and estimates of the amount of future taxable income, if any. Any of the assumptions, judgments and estimates could cause our actual income tax obligations to differ from our estimates. See Note 11 included in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for more information on income taxes.
Estimates and Other Accounting Policies
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, income and loss during the reporting period. Those estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and known facts and circumstances, including the current economic environment. Unfavorable global economic conditions, when present, increase the uncertainty inherent in such estimates and assumptions. We adjust such estimates and assumptions when we believe the facts and circumstances warrant an adjustment. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.
New Accounting Standards
See Note 3 in Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K for a description of applicable new accounting standards.